Exhibit 10.1

CONFIDENTIAL

SEPARATION AGREEMENT

Agreement dated as of May 22, 2013, between Streamline Health Solutions, Inc., a Delaware corporation, and Streamline Health, Inc., an Ohio corporation (collectively, the “Company”), on the one hand, and Stephen H. Murdock (“Employee”), on the other hand.

WHEREAS, Employee is currently employed as Senior Vice President, Chief Financial Officer and Secretary for the Company;

WHEREAS, Employee has at the request of the Company tendered his resignation to the Company, and the Company has accepted such resignation, effective the Date of Termination (as defined in Section 1 below); and

WHEREAS, the Company and Employee desire to set forth herein their mutual agreement with respect to the matters addressed herein, including matters pertaining to Employee’s cessation of his employment and positions with the Company and Employee’s release of claims, all upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1.                                      Termination of Employment.  As of May 22, 2013 (the “Date of Termination”), Employee will cease to be an officer, director or employee of the Company, its subsidiaries, divisions, and current affiliated entities.

2.                                      Payment of Accrued Amounts; Accrued Benefits; Equity Awards.

(a)                                 The Company will on the next regular payroll date following the Date of Termination pay to Employee all amounts due to Employee for earned salary and paid time off through the Date of Termination.  In addition, not later than 30 calendar days after the Date of Termination, the Company will reimburse the Employee in accordance with the Company’s policies and procedures for all proper expenses incurred by the Employee in the performance of his duties through the Date of Termination.

(b)                                 Employee’s rights to receive benefits accrued or payable under the Company’s employee benefit plans will, except as otherwise provided in Section 3 hereof, be governed by the terms of such plans.

3.                                      Post-Termination Benefits.

(a)                                 Severance Benefit.  The Company will, not later than July 1, 2013 pay Employee the sum of $137,500.

(b)                                 Stock options held by Employee as of the Date of Termination (as set forth in Schedule 1 hereto), which have not vested will continue to vest through June 30, 2013 (provided that on the date of vesting, the Consulting Agreement dated as of May 23, 2013 (the

“Consulting Agreement”), between Streamline Health Solutions, Inc., and Employee remains in full force and effect) and, along with previously vested stock options, will remain exercisable in accordance with the terms of the 2005 Incentive Compensation Plan, as amended (“the Plan”).  It is the intention of the parties that Employee’s “service” with the Company for purposes of the Plan extend, unbroken, through June 30, 2013 (provided as aforesaid), and that relevant Award Agreements (as defined by the Plan) be deemed to be modified accordingly.

(c)                                  Provided that Employee timely elects to receive continued coverage under the Company’s group medical and dental insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for the period beginning on the Date of Termination and ending on the earlier of November 30, 2013, or the first of the month immediately following the Company’s receipt of notice from Employee terminating such coverage, Employee (and any qualified dependents) will be entitled to coverage under such plans (as may be amended during the period of coverage) in which Employee was participating immediately prior to the Date of Termination.  The cost of the premiums for such coverage will be borne by the Company, except that Employee will reimburse the Company for Employee’s portion (currently $185.48/month in aggregate) of the premiums becoming due each month with respect to such coverage.  Employee’s portion of such premiums (currently $1,112.88 in the aggregate) will be withheld from Employee’s severance benefit payable in accordance with Section 3(a) above.  The period during which Employee is being provided with health insurance under this Agreement in part at the Company’s expense will be credited against Employee’s period of COBRA coverage, if any.

(d)                                 Compliance with Agreement.  Notwithstanding anything herein to the contrary, if Employee breaches any obligations on his part to be observed or performed under this Agreement and does not cure such breach (if curable) within 30 calendar days after receipt of written notice from the Company describing such breach, Employee will forfeit any and all rights to the post-termination payment and other benefits to be made or provided pursuant to subsections (a), (b) and (c) above.

4.                                      Federal and State Withholding.  The Company will deduct from any compensation payable by the Company to Employee the amount of all taxes required to be withheld under applicable law with respect to such payments.  For purposes of determining all applicable tax withholdings, any compensation recognized by Employee upon the exercise of Employee’s stock options in accordance with the terms of the Plan and the amounts to be paid to Employee pursuant to Section 3(a) above will be treated as wages subject to all applicable withholding requirements.

5.                                      Return of Company Property.  Promptly following the Termination Date (but in no event later than ten business days following said date or the effective date of termination of the Consulting Agreement, if later), Employee will return to the Company all property of the Company in Employee’s possession or under Employee’s control, including, but not limited to, any office, computing or communications equipment.

6.                                      Release of Claims.

(a)                                 Employee, on behalf of himself and anyone claiming through him, including, but not limited to, his past, present and future spouses, family members, relatives,

agents, attorneys, representatives, heirs, executors and administrators, and the predecessors, successors and assigns of each of them, hereby releases and agrees not to sue the Company, its divisions, subsidiaries, affiliates, or other related entities (whether or not such entities are wholly owned) or the owners, officers, directors, agents, attorneys or representatives thereof, or the predecessors, successors or assigns of each of them (hereinafter jointly referred to as the “Company Released Parties”), with respect to any and all known or unknown claims which Employee now has, has ever had, or may in the future have, against any of the Company Released Parties for or related in any way to anything occurring from the beginning of time up to and including the Date of Termination, including, without limiting the generality of the foregoing, any and all claims which in any way result from, arise out of, or relate to, Employee’s employment by any of the Company Released Parties or the termination of such employment, including, but not limited to, any and all claims for severance or termination payments under any agreement between Employee and any of the Company Released Parties, including the Employment Agreement (as defined in Section 9 below), or any program or arrangement of any of the Company Released Parties or any claims that could have been asserted by Employee or on his behalf against any of the Company Released Parties in any federal, state or local court, commission, department or agency under any fair employment, contract or tort law, or any other federal, state or local law, regulation or ordinance (as in effect or amended from time to time), including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, or under any compensation, bonus, severance, retirement or other benefit plan; provided, however, that nothing contained in this Section 7 will apply to, or release the Company from (i) any obligation contained in this Agreement, or (ii) any obligation which the Company may have to provide benefits to Employee under any plans or programs of the Company which continue to be applicable to Employee, except as otherwise expressly provided in this Agreement.  Employee expressly represents and warrants that he has not filed or had filed on his behalf any claim against any of the Company Released Parties, and has not transferred or assigned any rights or causes of action that he might have against any of the Company Released Parties.

(b)                                 Employee acknowledges that:

(i)                                     he has been advised by the Company, and has had the opportunity and time, to consult with his own legal counsel concerning the provisions of and whether or not to sign this Agreement;

(ii)                                  he has been given adequate time within which to consider this Agreement and determine whether to accept and sign this Agreement; and

(iii)                               he has seven calendar days following his acceptance and signing of this Agreement to revoke this Agreement by delivering notice of revocation to the Company.

7.                                      Authority.  Employee expressly represents and warrants that Employee is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that

Employee has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

8.                                      Non-Admissions.  Nothing in this Agreement is intended to or will be construed as an admission by the Company or any of the other Company Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct.  The Company and the other Company Released Parties expressly deny any such illegal or wrongful conduct.

9.                                      Confidentiality and Noncompetition.  Employee agrees, on behalf of himself and his affiliates, that he and his affiliates will as part of the consideration for the emoluments extended to Employee pursuant to Section 3 above remain subject to and bound by the restrictive covenants and acknowledgements included in the Employment Agreement dated as of April 22, 2011 (the “Employment Agreement”), between the Company and Employee, including, without limitation, the covenants and acknowledgements included in Sections 7 and 9 of said agreement (collectively, the “Restrictive Covenants”).

10.                               Nondisparagement.  Employee will not, nor will he cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company; provided, however, that this provision will not preclude such truthful disclosure or testimony as may be required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to make such disclosure or provide such testimony.

11.                               Notices.  All notices and other communications required or permitted hereunder will be in writing and will be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as may be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other parties hereto (or such other facsimile number for such parties as will be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section:

If to the Company, to:

Streamline Health Solutions, Inc.

1230 Peachtree Street NE, Suite 1000

Atlanta, Georgia  30309

Attn:  Chief Executive Officer

Facsimile:  (404) 446-0059

If to Employee, to:

Stephen H. Murdock
At the most recent address on file with the Company, currently:

40 Cloister Cove

Newnan, Georgia  30265

Facsimile:  To be provided

12.                               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.                               Entire Agreement.  This Agreement will constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof; provided, however, that, notwithstanding the foregoing, this Agreement will not supersede or preempt the Consulting Agreement or the Restrictive Covenants.  Employee acknowledges that the Company has not made any representations regarding the tax consequences of payments under this Agreement and that Employee has had the opportunity to consult Employee’s tax advisor, if any.

14.                               Successors and Assigns.  This Agreement will be enforceable by Employee and Employee’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.  Employee may not assign this Agreement, and any such assignment will be null and void.

15.                               Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without regard to principles of conflict of laws.

16.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

17.                               Section 409A.  All severance benefits provided under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, by complying with the separation pay exception as described in Treasury Regulation §1.409A-1(b)(9).

18.                               Counterparts.  This Agreement may be executed in two or more counterparts (and delivered via facsimile transmission or email in pdf format), each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

19.                               Effectiveness.  This Agreement will be deemed to take effect on the date that follows by seven days the date that a copy of this Agreement is returned signed by Employee to the Company; provided, however, that such return-date occurs within the 21-day period following the date that appears in the first paragraph of this Agreement; and provided, further, however, that the Company reserves the right to suspend payment in whole or in part of the severance benefit referred to in Section 3(a) above pending effectiveness (the time for which payments are suspended to be added to the payment period specified in Section 3(a) if and when effectiveness occurs).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

STREAMLINE HEALTH, SOLUTIONS, INC.		“Employee”

By:	/s/ Robert E. Watson	/s/ Stephen H. Murdock
	Robert E. Watson	Stephen H. Murdock
President and Chief Executive Officer

STREAMLINE HEALTH, INC.

By:	/s/ Robert E. Watson
Robert E. Watson
President and Chief Executive Officer

Schedule 1 — Employee’s Stock Awards

Stephen H. Murdock	Grant Date	Type	Price	No. Granted	Exercised	Vested 5/22/13	Vested 6/30/13
Options:	4/22/2011	NQSO	2.00	100,000	0	69,450	72,228
	8/16/2011	ISO	2.00	50,000	0	29,165	30,554
	1/29/2013	ISO	5.37	50,000	0	4,167	6,944
				200,000	0	102,782	109,726

Restricted Shares (1):	4/22/2011		1.89	10,000		10,000
	12/31/2011		1.65	13,636		13,636
				23,636		23,636

(1)         These shares are owned outright by Employee, and are only subject to the conditions of SEC Rule 144. There is no “exercise” price associated with these shares.